Exhibit 99.1
Caesars Entertainment, Inc. Reports 2020 Fourth Quarter and Full-Year Results

RENO, Nev. and LAS VEGAS (February 25, 2021) – Caesars Entertainment, Inc., (NASDAQ: CZR) (“Caesars,” “CZR,” “CEI” or “the Company”) today reported operating results for the fourth quarter and year ended December 31, 2020.
Fourth Quarter Results and Recent Highlights:
•Net revenues of $1.5 billion, an increase of 152.9% on a GAAP basis. Same-store net revenues were $1.6 billion, a decrease of 37.5% versus the comparable prior-year period.
•Net loss of $555 million compared to net loss of $13 million for the comparable prior-year period.
•Adjusted EBITDA of $296 million on a GAAP basis, up 91.0% year over year. Same-store Adjusted EBITDA of $346 million versus $722 million for the comparable prior-year period.

Full-Year Results and Recent Highlights
•Net revenues of $3.5 billion, an increase of 37.4% on a GAAP basis. Same-store net revenues of $6.1 billion, a decrease of 42.5% versus the comparable prior-year period.
•Net loss of $1.8 billion compared to net income of $81 million for the comparable prior-year period.
•Adjusted EBITDA of $737 million on a GAAP basis versus $697 million last year. Same-store Adjusted EBITDA of $1.1 billion versus $3.0 billion for the comparable prior-year period.

Additional Highlights
•William Hill and Caesars sports betting joint venture currently operational in fifteen states and Washington D.C.
◦Currently operating mobile online sports betting in twelve jurisdictions
◦Expected to be operational in twenty jurisdictions by year end
•Caesars announced a minority strategic investment in the daily fantasy sports platform SuperDraft, Inc.

Tom Reeg, Chief Executive Officer of Caesars Entertainment, Inc., commented, “Our fourth quarter was negatively impacted by additional COVID-19 restrictions implemented in several states starting in November. Early results in the new year indicate a strengthening of consumer demand as restrictions have been lifted and demand levels normalize, especially at our regional, non-destination properties.”

“With vaccinations underway, we are optimistic about the year ahead and look forward to the recovery of travel and tourism in the U.S. and especially Las Vegas.”

Fourth Quarter and Full-Year 2020 Financial Results Summary and Segment Information
For the fourth quarter ended December 31, 2020, Caesars Entertainment, Inc. generated net revenues of $1.5 billion and a net loss of $555 million on a GAAP basis. After combining results of operations of Caesars Entertainment, Inc. with results of operations of Caesars Entertainment Corporation (“Former Caesars”) for periods prior to the closing of the acquisition of Former Caesars (the “Merger”), including properties classified as discontinued operations but were not divested at the end of the period, and eliminating results of operations for properties that have been divested, which we refer to as a “same store” basis, Caesars Entertainment, Inc. reported same store net revenues of $1.6 billion, net loss of $527 million and adjusted EBITDA of $346 million. In our Las Vegas segment, revenues declined 54.8% during the fourth quarter and adjusted EBITDA declined 75.5%. Eight of our nine properties in our Las Vegas segment were open during the entire fourth quarter. Rio All Suite Hotel & Casino reopened on December 22nd. In our Regional segment, same store revenues declined 27.3% and same store adjusted EBITDA declined 31.0%. For Managed, International & CIE, same store net revenue decreased 27.4% and same store adjusted EBITDA decreased 18.2%.
For the full year ended December 31, 2020, Caesars Entertainment, Inc. generated net revenues of $3.5 billion and a net loss of $1.8 billion on a GAAP basis. Caesars Entertainment, Inc. reported same store net revenues of $6.1 billion, same store net loss of $2.7 billion and same store adjusted EBITDA of $1.1 billion. In our Las Vegas segment, same store net revenue declined 54.9% compared to the prior year and same store adjusted EBITDA declined 77.8%. In our Regional segment, same store net revenue declined 35.5% and same store adjusted EBITDA declined 46.0%. For Managed, International & CIE, same store net revenue decreased 34.5% and same store adjusted EBITDA decreased 69.1%.

Net Revenues
	Three Months Ended December 31,
(Dollars in millions)	2020	Less: 2020 Divest. & Add: Disc. Ops(a)(b)	2020 Total (c)	2019	Less: 2019 Divest. (a)	2019 Pre-Acq. CEC (d)	2019 Total (e)	% Change
Las Vegas	$447	$—	$447	$—	$—	$989	$989	(54.8)%
Regional	949	128	1,077	590	(141)	1,032	1,481	(27.3)%
Managed, International & CIE	94	12	106	—	—	146	146	(27.4)%
Corporate and Other	7	—	7	2	—	2	4	75.0%
Caesars	$1,497	$140	$1,637	$592	$(141)	$2,169	$2,620	(37.5)%

Net Revenues
	Year Ended December 31,
(Dollars in millions)	2020	Less: 2020 Divest. & Add: Disc. Ops(a)(b)	2020 Pre-Acq. CEC (d)	2020 Total (f)	2019	Less: 2019 Divest. (a)	2019 Pre-Acq. CEC (d)	2019 Total (e)	% Change
Las Vegas	$751	$—	$1,018	$1,769	$—	$—	$3,919	$3,919	(54.9)%
Regional	2,545	115	1,267	3,927	2,520	(660)	4,225	6,085	(35.5)%
Managed, International & CIE	163	23	198	384	—	—	586	586	(34.5)%
Corporate and Other	15	—	8	23	8	—	12	20	15.0%
Caesars	$3,474	$138	$2,491	$6,103	$2,528	$(660)	$8,742	$10,610	(42.5)%

Net (loss) income
	Three Months Ended December 31,
(Dollars in millions)	2020	Less: 2020 Divest. & Add: Disc. Ops(a)(b)	2020 Total (c)	2019	Less: 2019 Divest. (a)	2019 Pre-Acq. CEC (d)	2019 Total (e)	% Change
Las Vegas	$(125)	$—	$(125)	$—	$—	$144	$144	*
Regional	(163)	28	(135)	98	(5)	(73)	20	*
Managed, International & CIE	35	—	35	—	—	7	7	*
Corporate and Other	(302)	—	(302)	(111)	—	(382)	(493)	(38.7)%
Caesars	$(555)	$28	$(527)	$(13)	$(5)	$(304)	$(322)	63.7%

Net (loss) income
	Year Ended December 31,
(Dollars in millions)	2020	Less: 2020 Divest. & Add: Disc. Ops(a)(b)	2020 Pre-Acq. CEC (d)	2020 Total (f)	2019	Less: 2019 Divest. (c)	2019 Pre-Acq. CEC (d)	2019 Total (e)	% Change
Las Vegas	$(287)	$—	$(266)	$(553)	$—	$—	$251	$251	*
Regional	(338)	93	(499)	(744)	398	(51)	8	355	*
Managed, International & CIE	38	—	(92)	(54)	—	—	(4)	(4)	*
Corporate and Other	(1,170)	—	(202)	(1,372)	(317)	—	(1,450)	(1,767)	(22.4)%
Caesars	$(1,757)	$93	$(1,059)	$(2,723)	$81	$(51)	$(1,195)	$(1,165)	133.7%

Adjusted EBITDA (g)
	Three Months Ended December 31,
(Dollars in millions)	2020	Less: 2020 Divest. & Add: Disc. Ops(a)(b)	2020 Total (c)	2019	Less: 2019 Divest. (a)	2019 Pre-Acq. CEC (d)	2019 Total (e)	% Change
Las Vegas	$90	$—	$90	$—	$—	$368	$368	(75.5)%
Regional	232	48	280	163	(16)	259	406	(31.0)%
Managed, International & CIE	16	2	18	—	—	22	22	(18.2)%
Corporate and Other	(42)	—	(42)	(8)	—	(66)	(74)	(43.2)%
Caesars	$296	$50	$346	$155	$(16)	$583	$722	(52.1)%

Adjusted EBITDA (g)
	Year Ended December 31,
(Dollars in millions)	2020	Less: 2020 Divest. & Add: Disc. Ops(a)(b)	2020 Pre-Acq. CEC (d)	2020 Total (f)	2019	Less: 2019 Divest. (a)	2019 Pre-Acq. CEC (d)	2019 Total (e)	% Change
Las Vegas	$133	$—	$198	$331	$—	$—	$1,490	$1,490	(77.8)%
Regional	671	101	163	935	732	(109)	1,107	1,730	(46.0)%
Managed, International & CIE	34	(7)	(2)	25	—	—	81	81	(69.1)%
Corporate and Other	(101)	—	(105)	(206)	(35)	—	(267)	(302)	(31.8)%
Caesars	$737	$94	$254	$1,085	$697	$(109)	$2,411	$2,999	(63.8)%
____________________
*    Not meaningful

(a)Divestitures for the three and twelve months ended December 31, 2020 include results of operations for Isle of Capri Kansas City, Lady Luck Vicksburg, Eldorado Resort Casino Shreveport, Harrah’s Reno, and Bally’s Atlantic City. Divestitures for the three and twelve months ended December 31, 2019 include results of operations for Presque Isle Downs & Casino, Lady Luck Casino Nemacolin, Mountaineer Racetrack Casino and Resort, Isle Casino Cape Girardeau, Lady Luck Caruthersville, Isle of Capri Kansas City, Lady Luck Vicksburg, Eldorado Resort Casino Shreveport. Harrah’s Reno, and Bally’s Atlantic City. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(b)Discontinued operations include Horseshoe Hammond, Caesars Southern Indiana, Harrah’s Louisiana Downs, Caesars UK group including Emerald Resorts & Casino, Harrah’s Reno, and Bally’s Atlantic City.
(c)2020 Total for the three months ended December 31, 2020 excludes divestitures as detailed in (a) and includes results of operations from discontinued operations. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(d)Pre-acquisition CEC represents results of operations for Former Caesars for the period from January 1, 2020 to July 20, 2020, the date on which the Merger was consummated, for the twelve months ended December 31, 2020, and for the three and twelve months ended December 31, 2019. Additionally, certain corporate overhead costs which were historically charged to properties within the segments have been reclassified to Corporate and Other. These costs primarily include centralized marketing expenses, redundant executive and management payroll and benefits expenses, centralized contract labor expenses, and corporate rent expenses. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and, for the 2020 periods, do not conform to GAAP.
(e)2019 Total for the three and twelve months ended December 31, 2019 excludes results of operations from divestitures as detailed in (a) and includes results of operations of Former Caesars, including discontinued operations, for the relevant period. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(f)2020 Total for the twelve months ended December 31, 2020 excludes divestitures as detailed in (a) and includes results of operations from discontinued operations and from Former Caesars from January 1, 2020 to July 20, 2020, the date that the Merger was consummated. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(g)Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net (loss) income, which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

Balance Sheet and Liquidity
As of December 31, 2020, Caesars had $15.0 billion in aggregate principal amount of debt outstanding. Total cash and cash equivalents were $1.8 billion, excluding restricted cash of $2.0 billion.

(In millions)	December 31, 2020 (a)	December 31, 2019
Cash and cash equivalents	$1,758	$206

Bank debt and loans	10,155	499
Notes	4,815	2,096
Other long-term debt	53	3
Total outstanding indebtedness	$15,023	$2,598

Net debt	$13,265	$2,392
____________________
(a)Includes indebtedness that was incurred by Former Caesars that remained outstanding following the consummation of the Merger.

“Our liquidity position is strong with $1.8 billion in unrestricted cash and $2.1 billion of available revolver drawings,” said Bret Yunker, Chief Financial Officer. “Our successful $1.9 billion equity offering in September 2020 positions us well for the expected William Hill closing early in the second quarter of 2021.”

Reconciliation of GAAP Measures to Non-GAAP Measures
Adjusted EBITDA (described below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents net income (loss) before interest expense, (benefit) provision for income taxes, unrealized (gain) loss on investments and marketable securities, depreciation and amortization, stock-based compensation, impairment charges, transaction expenses, severance expense, selling costs associated with the divestitures of properties, equity in income (loss) of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, (gain) loss related to divestitures, changes in the fair value of certain derivatives and certain non-recurring expenses such as sign-on and retention bonuses, business optimization expenses and transformation expenses, litigation awards and settlements, losses on inventory associated with properties temporarily closed as a result of the COVID-19 public health emergency, contract exit or termination costs, and regulatory settlements. Adjusted EBITDA also excludes the expense associated with certain of our leases as these transactions were accounted for as financing obligations and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under our leases with affiliates of GLPI and VICI Properties Inc. and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.
Conference Call Information
The Company will host a conference call to discuss the company’s results on February 25, 2021 at 2 p.m. Pacific Time. Participants should dial 833-665-0647, or 914-987-7309 for international callers, and enter Conference ID 5039038 approximately 10 minutes before the call start time. The call will also be accessible on the Investor Relations section of Caesars’ website at https://investor.caesars.com.
About Caesars Entertainment, Inc.
Caesars Entertainment, Inc. is the largest casino-entertainment company in the U.S. and one of the world's most diversified casino-entertainment providers. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah's®, Horseshoe® and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified amenities and one-of-a-kind destinations, with a focus on building loyalty and value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. For more information, please visit www.caesars.com/corporate.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. These risks and uncertainties include: (a) the effects of the COVID-19 public health emergency, including (i) the extent and duration of the impact of the global COVID-19 public health emergency and measures to contain the public health emergency or mitigate its impact on the Company’s business, financial results and liquidity; (ii) the ability of the Company to modify its operations to comply with various state, tribal and local directives, mandates, and orders; (iii) the impact of actions the Company has undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 public health emergency, which could negatively impact guest loyalty and our ability to attract and retain our employees; and (iv) changes and instability in global, national and regional economic activity and financial market activity as a result of the COVID-19 public health emergency and the impact on consumer discretionary spending and travel; (b) the possibility that the proposed acquisition of William Hill and the announced and proposed dispositions are not consummated on the expected terms or at all; (c) risks related to the proposed acquisition of William Hill and the integration of the respective businesses and assets of the Company, William Hill and Former Caesars; (d) potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the Merger and the proposed acquisition of William Hill; (e) the possibility that the anticipated benefits of the Merger and the proposed acquisition of William Hill, including cost savings and expected synergies, are not realized when expected or at all; (f) risks associated with increased leverage and additional rental expense resulting from debt financing undertaken in connection with the Merger and the proposed acquisition of William Hill and real estate transactions undertaken in connection with the Merger; (g) competitive responses to the Merger and the proposed acquisition of William Hill; and (h) additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Reports on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements.
In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.
Source: Caesars Entertainment, Inc.; CZR
Investor Relations: Brian Agnew, bagnew@caesars.com; Charise Crumbley, ccrumbley@caesars.com, 800-318-0047
Media Relations: Kate Whiteley, kwhiteley@caesars.com

CAESARS ENTERTAINMENT, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In millions, except per share data)	2020	2019	2020	2019
REVENUES:
Casino and pari-mutuel commissions	$977	$422	$2,337	$1,808
Food and beverage	149	72	337	301
Hotel	193	63	450	300
Other	178	35	350	119
Net revenues	1,497	592	3,474	2,528
EXPENSES:
Casino and pari-mutuel commissions	512	212	1,197	905
Food and beverage	108	59	261	239
Hotel	79	23	170	99
Other	78	12	140	46
General and administrative	387	122	882	503
Corporate	75	15	195	66
Impairment charges	54	—	215	1
Depreciation and amortization	261	55	583	222
Transaction costs and other operating costs	26	35	268	37
Total operating expenses	1,580	533	3,911	2,118
Operating (loss) income	(83)	59	(437)	410
OTHER EXPENSE:
Interest expense, net	(566)	(69)	(1,174)	(286)
Loss on extinguishment of debt	(24)	(7)	(197)	(8)
Other income	177	9	176	9
Total other expense	(413)	(67)	(1,195)	(285)
(Loss) income from continuing operations before income taxes	(496)	(8)	(1,632)	125
Provision for income taxes	(62)	(5)	(126)	(44)
Net (loss) income from continuing operations, net of income taxes	(558)	(13)	(1,758)	81
Discontinued operations, net of income taxes	1	—	—	—
Net (loss) income	(557)	(13)	(1,758)	81
Net loss attributable to noncontrolling interests	2	—	1	—
Net (loss) income attributable to Caesars	$(555)	$(13)	$(1,757)	$81
Net (loss) income per share - basic and diluted:
Basic (loss) income per share from continuing operations	$(1.92)	$(0.17)	$(13.47)	$1.04
Basic loss per share from discontinued operations	0.01	—	—	—
Basic (loss) income per share	$(1.91)	$(0.17)	$(13.50)	$1.04
Diluted (loss) income per share from continuing operations	$(1.92)	$(0.17)	$(13.47)	$1.03
Diluted loss per share from discontinued operations	0.01	—	—	—
Diluted (loss) income per share	$(1.91)	$(0.17)	$(13.50)	$1.03
Weighted average basic shares outstanding	26	—	130	78
Weighted average diluted shares outstanding	26	—	130	79

CAESARS ENTERTAINMENT, INC.
RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO CAESARS TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended December 31, 2020
(In millions)	CEI	Less: Divest. Add: Disc. Ops (e) (h)	Total (f)
Net loss attributable to Caesars	$(555)	$28	$(527)
Net loss attributable to noncontrolling interests	(2)	—	(2)
Net income from discontinued operations	(1)	1	—
Provision (benefit) for income taxes	62	6	68
Other loss (a)	(177)	(6)	(183)
Loss on extinguishment of debt (b)	24	—	24
Interest expense, net	566	32	598
Depreciation and amortization	261	(3)	258
Impairment charges	54	—	54
Transaction costs and other operating costs (c)	26	(7)	19
Stock-based compensation expense	23	—	23
Other items (d)	15	(1)	14
Adjusted EBITDA	$296	$50	$346

	Three Months Ended December 31, 2019
(In millions)	CEI	Less: Divestitures (h)	Pre-Acq. CEC (f)	Total (g)
Net income (loss) attributable to Caesars	$(13)	$(5)	$(304)	$(322)
Net loss attributable to noncontrolling interests	—	—	(1)	(1)
Provision (benefit) for income taxes	5	(26)	(30)	(51)
Other (income) loss (a)	(9)	—	175	166
Loss on extinguishment of debt	7	—	—	7
Interest expense, net	69	21	337	427
Depreciation and amortization	55	(6)	278	327
Impairment charges	—	—	38	38
Transaction costs and other operating costs (c)	35	(1)	50	84
Stock-based compensation expense	4	—	26	30
Other items (d)	2	1	14	17
Adjusted EBITDA	$155	$(16)	$583	$722

	Year Ended December 31, 2020
(In millions)	CEI	Less: Divest. Add: Disc. Ops (e) (h)	Pre-Acq. CEC (f)	Total (j)
Net loss attributable to Caesars	$(1,757)	$93	$(1,059)	$(2,723)
Net loss attributable to noncontrolling interests	(1)	—	(67)	(68)
Provision (benefit) for income taxes	126	9	(224)	(89)
Other (income) loss (a)	(176)	(12)	(45)	(233)
Loss on extinguishment of debt (b)	197	—	—	197
Interest expense, net	1,174	49	750	1,973
Depreciation and amortization	583	(5)	559	1,137
Impairment charges	215	(33)	189	371
Transaction costs and other operating costs (c)	268	(6)	71	333
Stock-based compensation	78	1	26	105
Other items (d)	30	(2)	54	82
Adjusted EBITDA	$737	$94	$254	$1,085

	Year Ended December 31, 2019
(In millions)	CEI	Less: Divestitures (h)	Pre-Acq. CEC (f)	Total (i)
Net income (loss) attributable to Caesars	$81	$(51)	$(1,195)	$(1,165)
Net loss attributable to noncontrolling interests	—	—	(3)	(3)
Provision (benefit) for income taxes	44	(37)	(141)	(134)
Other (income) loss (a)	(9)	—	587	578
Loss on extinguishment of debt	8	—	—	8
Interest expense, net	286	10	1,370	1,666
Depreciation and amortization	222	(29)	1,021	1,214
Impairment charges	1	—	468	469
Transaction costs and other operating costs (c)	37	(1)	136	172
Stock-based compensation expense	20	(1)	88	107
Other items (d)	7	—	80	87
Adjusted EBITDA	$697	$(109)	$2,411	$2,999
____________________
(a)Other (income) loss for the three and twelve months ended December 31, 2020 primarily relates to gains resulting from the change in the foreign currency exchange rate associated with restricted cash held in GBP and a derivative contract associated with our acquisition of William Hill, gains on William Hill UK and Flutter stock held by the Company and realized gains on conversion of CEC’s 5% convertible notes. Partially offsetting these gains is a loss on the change in fair value of the derivative liability related to CEC’s 5% convertible notes. Other loss (income) for the three and twelve months ended December 31, 2019 primarily represent unrealized loss on the change in fair value of the derivative liability related to CEC’s 5% convertible notes.
(b)Loss on extinguishment of debt for the three and twelve months ended December 31, 2020 primarily represents loss on early repayment of debt in connection with the consummation of the Merger.
(c)Transaction costs and other operating costs for the three and twelve months ended December 31, 2020 and December 31, 2019 primarily represent cost related to the Merger with Former Caesars, various contract or license termination exit costs, professional services, other acquisition costs and severance costs.
(d)Other items include internal labor charges related to certain departed executives, retention bonuses, business optimization expenses and contract labor, and other miscellaneous items.
(e)Discontinued operations include Horseshoe Hammond, Caesars Southern Indiana, Harrah’s Louisiana Downs, Caesars UK group including Emerald Resorts & Casino, and Bally’s Atlantic City.
(f)Pre-acquisition CEC represents results of operations for Former Caesars for the period from January 1, 2020 to July 20, 2020, the date on which the Merger was consummated, for the twelve months ended December 31, 2020, and for the three and twelve months ended December 31, 2019. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and, for the 2020 periods, do not conform to GAAP.
(g)2020 Total for the three months ended December 31, 2020 excludes results of operations from divestitures as detailed in (h) and includes results of operations from discontinued operations. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(h)Divestitures for the three and twelve months ended December 31, 2019 include results of operations for Presque Isle Downs & Casino, Lady Luck Casino Nemacolin, Mountaineer Racetrack Casino and Resort, Isle Casino Cape Girardeau, Lady Luck Caruthersville, Isle of Capri Kansas City, Lady Luck Vicksburg, Harrah’s Reno, Bally’s Atlantic City and Eldorado Resort Casino Shreveport. Divestitures for the three and twelve months ended December 31, 2020 include results of operations for Isle of Capri Kansas City, Lady Luck Vicksburg, Eldorado Resort Casino Shreveport, Harrah’s Reno, and Bally’s Atlantic City. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(i)2019 Total for the three and twelve months ended December 31, 2019 excludes results of operations from divestitures as detailed in (h) and includes results of operations of Former Caesars, including discontinued operations, for the relevant period. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to our reported results of operations.
(j)2020 Total for the twelve months ended December 31, 2020 excludes divestitures as detailed in (h) and includes results of operations from discontinued operations and from Former Caesars prior to July 20, 2020, the date on which the Merger was consummated. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to our reported results of operations.